Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2012 Equity Incentive Plan of Millennial Media, Inc. of our reports dated March 11, 2015, with respect to the consolidated financial statements and schedule of Millennial Media, Inc., and the effectiveness of internal control over financial reporting of Millennia Media, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Baltimore, Maryland
May 8, 2015